Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement on Form S-8 (File No.: 333-284085) and (ii) Registration Statement on F-3 (File No. 333-290953) (collectively, the “Registration Statements”) of our report dated January 5, 2026, relating to the consolidated financial statements of Aurelion Inc. (formerly known as “Prestige Wealth Inc.”), and its subsidiaries (collectively as the “Group”) as of September 30, 2025, and September 30, 2024, and for each of the three years ended September 30, 2025, in which our report expresses an unqualified opinion, appearing in the Registration Statements.

/s/ Summit Group CPAs, P.C.

(formerly known as “Yu Certified Public Accountant P.C.”)

New York, New York

January 5, 2026